Exhibit 99.1

         First Cash Reports Third Quarter Earnings of $0.25;
                        Up 32% Over Prior Year

    Company Marks 23rd Consecutive Quarter of Double-Digit Earnings Growth; Year-to-Date Store Openings Total 63, Up 85% Over Prior Year

    ARLINGTON, Texas--(BUSINESS WIRE)--Oct. 18, 2006--First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting third quarter revenues, net income and earnings per share for the three months ended September 30, 2006. This marked First Cash's 23rd consecutive quarter of double-digit earnings per share growth.

    Earnings

    -- Diluted earnings per share for the third quarter of 2006 were $0.25, a 32% increase compared to diluted earnings per share of $0.19 in the third quarter of 2005.

    -- For the nine months ended September 30, 2006, diluted earnings per share were $0.67, an increase of 26% over earnings per share of $0.53 for the same nine-month period in 2005.

    -- Diluted earnings per share for the trailing twelve months ended September 30, 2006 were $0.90, an increase of 27% over $0.71 per share for the trailing twelve months ended September 30, 2005.

    -- Net income for the third quarter of 2006 was $7.9 million, a 25% increase over third quarter 2005 net income of $6.4 million. Year-to-date net income was $22.1 million, compared to $17.7 million for the first nine months of 2005, which also represents an increase of 25%.

    Revenues

    -- Consolidated revenues for the third quarter of 2006 increased 28%, totaling $69 million, compared to $54 million in the comparative 2005 period. Year-to-date revenues were $182 million, up from $148 million in the comparative prior-year period, which represents a 23% increase.

    -- Same-store revenues for the third quarter of 2006 increased 9% over the comparable prior-year period, while year-to-date same-store revenues increased 10% over the comparable prior-year period.

    -- Revenues from Auto Master, a buy-here/pay-here automotive retailer acquired on August 25, 2006, totaled $6.7 million for the period August 26, 2006 through September 30, 2006. Auto Master's revenues included $6.4 million in automobile sales and $329,000 in finance charges.

    New Store Openings

    -- A total of 20 new pawn and short-term/payday advance stores were opened during the third quarter of 2006. Year-to-date, the Company has opened 63 stores, an increase of 85% over the 34 stores opened in the first nine months of 2005. The net effect of opening these 63 new stores during the first nine months of 2006 was a reduction in third quarter earnings of approximately $0.02 per share.

    -- In addition to the new store openings, the Company acquired eight buy-here/pay-here automobile dealerships through its acquisition of Auto Master. The dealerships are located in Northwest Arkansas, Missouri and Oklahoma.

    -- The overall store and dealership count totals 398 units as of September 30, 2006, a 27% increase over the 313 units open at September 30, 2005.

    Operating Metrics

    -- The consolidated operating margin, calculated as income before taxes as a percentage of revenues, for the trailing twelve months ended September 30, 2006 was 19.3%, compared to 18.9% for the comparable trailing twelve months of 2005.

    -- Return on stockholders' equity increased to 17.9% for the trailing twelve months ended September 30, 2006, compared to 16.0% for the comparable prior-year period.

    -- Year-over-year pawn loan growth was strong across all markets. At September 30, 2006, U.S. pawn balances totaled $21.4 million, an increase of 13% over the prior year, while pawn balances in Mexico totaled $13.3 million, an increase of 30% over the prior year. Combined short-term/payday advance and third-party credit services loans outstanding totaled $17.9 million at quarter end. Excluding the Company's ten locations in Illinois, where loan balances have decreased due to new legislation, short-term advance and third-party credit services loan balances outstanding in the Company's short-term/payday advance locations increased 20% year-over-year.

    -- The year-to-date gross margin on total pawn merchandise sales increased to 41%, compared to 40% for the prior year. For the third quarter of 2006, the margin was 42%, an improvement over the 39% margin recorded in the prior-year quarter, which is primarily due to increased pricing on merchandise sales.

    -- The year-to-date short-term/payday advance and credit services loss provision for 2006 remains unchanged from the prior year at 21% of fees. The current quarter credit provision is slightly more than the same quarter last year; however, the prior-year third quarter credit provision expense was reduced as a result of non-recurring sales of certain very old charged-off loan portfolios. Excluding such non-recurring sales, the third quarter 2006 credit provision as a percent of fees decreased, or improved, as compared to the prior-year quarter.

    Financial Position & Liquidity

    -- Earnings before interest, taxes, depreciation and amortization (EBITDA) for the trailing twelve-month period ended September 30, 2006 totaled $53 million, an increase of 25% over the comparative prior-year period. A detailed reconciliation of this non-GAAP financial measure to net income is provided elsewhere in this release.

    -- The Auto Master acquisition was funded through a combination of cash, seller financing and amounts drawn on the revolving bank line of credit. In anticipation of this transaction, the Company increased its bank line of credit facility from $25 million to $50 million. As of September 30, 2006, the Company's outstanding interest-bearing debt was comprised of $10 million in notes payable to individuals and $31 million on the Company's line of credit. Including the acquisition-related debt, the ratio of total assets to total liabilities at September 30, 2006 is 4 to 1 and the current ratio stands at 7 to 1. The Company anticipates paying off the bank line of credit, utilizing internally generated cash flows, within the next six to eight quarters.

    2006 and 2007 Outlook

    -- The Company is reiterating its recently increased guidance for 2006 diluted earnings per share estimated at $0.96 to $0.97. The forecast range represents 26% to 28% growth over 2005 diluted earnings per share. For the fourth quarter of 2006, the Company's estimated range of earnings per share is $0.29 to $0.30, an increase of 26% to 30% over the fourth quarter of 2005.

    -- Looking ahead to 2007, the Company expects continued earnings growth from its core pawn and short-term/payday advance businesses, primarily driven through its well-established store expansion strategy. Including the projected accretive earnings impact from Auto Master, the Company's earnings per share estimate for 2007 is $1.25 to $1.30 per share. This represents an increase of 29% to 34% over the upper end of the 2006 guidance.

    -- With 63 new pawn and short-term/payday advance stores opened year-to-date, the Company has already achieved its full-year 2006 target of 60 to 70 new store openings. First Cash intends to continue its new store expansion program in 2007, with a total of 70 to 75 new pawn and short-term/payday advance stores anticipated for opening. In addition, Company forecasts include opening 3 to 5 new Auto Master buy-here/pay-here dealerships during the remainder of 2006 and 2007.

    Commentary & Analysis

    Mr. Rick Wessel, Vice-Chairman and President, commented on the Company's third quarter operating results, "This was an outstanding quarter in every respect, as we posted record quarterly consolidated revenue and earnings results, which included a 28% increase in revenues and a 32% increase in earnings per share. Our core pawn and short-term/payday advance operations continued to grow at or above our own high expectations. In addition, we demonstrated ongoing commitment to further acceleration and diversification of our growth platforms, through both our pawn and short-term/payday advance store expansion programs and through the recent acquisition of the Auto Master buy-here/pay-here automobile dealerships."

    In addition to the strong third quarter and year-to-date revenue and earnings results, the Company achieved positive results in other key operating metrics. As noted above, pawn loan growth in the Company's domestic locations, which are all mature stores, has been especially strong over the entire year, while the Mexico pawn locations experienced a significant seasonal surge in loan balances during the third quarter. Short-term advance growth remains solid in most markets, and despite macro concerns over consumer credit quality, the Company's loss provision on short-term advances has remained consistent as a percentage of revenues compared to the prior year.

    The Company has also significantly exceeded its internal expectations for year-to-date store openings. As of September 30, 2006, a total of 63 stores have been opened. In comparing the 63 year-to-date store openings to the 34 stores opened in the first nine months of 2005, Mr. Doug Orr, Executive Vice President and Chief Financial Officer, noted, "We view it as a significant accomplishment for us to absorb such an increase in year-over-year store opening expenses and simultaneously grow earnings to record levels. In addition, the fact that so many of these new 2006 stores were opened early in the year should make them more accretive to earnings in 2007."

    The acquisition of Auto Master represents another key highlight of the third quarter. Based in Northwest Arkansas, Auto Master owns and operates eight buy-here/pay-here used automobile dealerships. The customers of Auto Master, many of whom are "under-banked" or otherwise credit-challenged, typically utilize the in-house financing programs offered at the dealerships, which feature affordable weekly or bi-weekly payment plans. "Adding Auto Master represents an exciting and important strategic initiative and new growth platform for First Cash," according to Mr. Wessel, "The buy-here/pay-here industry offers significant growth potential within a stable regulatory environment and it expands and diversifies the suite of products and services available to our core customer base." In addition, the Company expects the Auto Master transaction to be accretive to earnings beginning in 2006 and beyond.

    In regard to financial position and liquidity, the Company's balance sheet and cash flow metrics remain strong as well. Year-to-date, First Cash has utilized operating cash flows to fund $25 million in stock repurchases and $11 million in capital expenditures primarily related to new store openings. Total assets of the Company at September 30, 2006 are $236 million, which represents a 37% increase over the prior year.

    In summary, Mr. Alan Barron, Chief Executive Officer and Chief Operating Officer, said, "As we approach a six-year run of consecutive double-digit quarterly earnings growth, it is also noteworthy that over the same six-year period First Cash has posted average annual earnings growth in excess of 25%. Our 2006 operating results show continued acceleration of these growth and performance results. We remain confident and excited about First Cash's ability to innovate, grow and deliver long-term value to our shareholders."

    Forward-Looking Information

    This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. ("First Cash" or the "Company"). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, earnings accretion from acquisitions, store and dealership openings, future liquidity, cash flows, debt levels and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in consumer borrowing and repayment behaviors, credit losses, changes or increases in competition, the ability to locate, open and staff new stores and dealerships, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to retain key management personnel, the ability to operate with limited regulation as a credit services organization in Texas, new legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting payday advance businesses, credit services organizations, pawn businesses and buy-here/pay-here automotive retailers in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in energy prices, changes in used vehicle prices, cost of funds, changes in foreign currency exchange rates, future business decisions, and other uncertainties. These and other risks and uncertainties are indicated in the Company's 2005 Annual Report on Form 10-K (see "Item 1A. Risk Factors") and updated in subsequent quarterly reports on Form 10-Q.

    About First Cash

    First Cash Financial Services, Inc. is a leading provider of specialty consumer financial services and related retail products. Its pawn stores make small loans secured by pledged personal property, retail pawned merchandise acquired through loan forfeitures and in certain locations provide payday advances and credit services products. The Company's short-term/payday advance locations provide various combinations of short-term/payday advance products, check-cashing, credit services and other financial services products. First Cash also operates automobile dealerships and related financing operations focused exclusively on the "buy-here/pay-here" segment of the used vehicle market. The Company owns and operates approximately 400 stores and buy-here/pay-here dealerships in thirteen U.S. states and eight states in Mexico. In addition, First Cash is an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 check-cashing and financial services kiosks located inside convenience stores. First Cash has been recognized for five consecutive years by Forbes magazine as one of its "200 Best Small Companies." This annual ranking is based on a combination of profitability and growth performance measures over the most current one and five-year periods.

    First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.


                FIRST CASH FINANCIAL SERVICES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                               Three Months Ended Nine Months Ended
                                 September 30,      September 30,
                                 2006(1)    2005    2006(1)   2005
                                ---------  -------  -------- --------
                                            (unaudited)
                                 (in thousands, except per share
                                              amounts)
Revenues:
  Merchandise sales            $  36,988  $25,441  $ 95,850 $ 72,222
  Finance and service charges     31,479   27,932    82,685   72,386
  Other                            1,005      934     3,012    3,026
                               ---------- -------- ------------------
                                  69,472   54,307   181,547  147,634
                               ---------- -------- ------------------
Cost of revenues:
  Cost of goods sold              20,781   15,635    55,314   43,605
  Credit loss provision            6,789    4,257    11,328    8,856
  Other                              122       72       312      206
                               ---------- -------- ------------------
                                  27,692   19,964    66,954   52,667
                               ---------- -------- ------------------

Net revenues                      41,780   34,343   114,593   94,967
                               ---------- -------- ------------------

Expenses and other income:
  Store operating expenses        21,086   17,574    57,853   49,499
  Administrative expenses          6,031    5,251    16,801   13,676
  Depreciation and
   amortization                    2,090    1,533     5,690    4,195
  Interest expense                   219        -       219        -
  Interest income                   (141)     (46)     (691)    (217)
                               ---------- -------- ------------------
                                  29,285   24,312    79,872   67,153
                               ---------- -------- ------------------

Income before income taxes        12,495   10,031    34,721   27,814
Provision for income taxes         4,560    3,661    12,669   10,152
                               ---------- -------- ------------------

Net income                     $   7,935  $ 6,370  $ 22,052 $ 17,662
                               ========== ======== ==================

Net income per share:
  Basic                        $    0.26  $  0.20  $   0.70 $   0.56
                               ========== ======== ==================
  Diluted                      $    0.25  $  0.19  $   0.67 $   0.53
                               ========== ======== ==================

Weighted average common shares
 outstanding:
  Basic                           30,938   31,142    31,514   31,542
                               ========== ======== ==================
  Diluted                         32,283   32,866    32,866   33,242
                               ========== ======== ==================

    (1) On August 25, 2006, the Company acquired Guaranteed Auto Finance, Inc. and SHAC, Inc. (collectively doing business as "Auto Master"). Accordingly, the Consolidated Statement of Income includes the results of Auto Master for the period August 26, 2006 through September 30, 2006. All significant intercompany accounts have been eliminated.


                 FIRST CASH FINANCIAL SERVICES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                                                      September 30,
                                                   -------------------
                                                    2006(1)    2005
                                                    --------  --------
                                                     (unaudited, in
                                                        thousands)
Assets:
     Cash and cash equivalents                     $ 20,789  $ 29,657
     Service fees receivable                          5,203     4,227
     Customer receivables, net of allowance          71,692    35,750
     Inventories                                     28,018    21,461
     Prepaid expenses and other current assets        7,026     4,005
                                                   --------- ---------
         Total current assets                       132,728    95,100
     Property and equipment, net                     29,119    22,396
     Goodwill and other intangible assets            72,631    53,237
     Other                                            1,208       938
                                                   --------- ---------
                                                   $235,686  $171,671
                                                   ========= =========

Liabilities and stockholders' equity:
     Current portion of long-term debt             $  2,250  $      -
     Accounts payable                                 2,091       945
     Accrued liabilities                             14,228     9,242
                                                   --------- ---------
         Total current liabilities                   18,569    10,187
     Revolving credit facility                       31,000         -
     Long-term debt, net of current portion           7,750         -
     Deferred income taxes payable                    9,245     8,569
                                                   --------- ---------
         Total liabilities                           66,564    18,756
     Stockholders' equity                           169,122   152,915
                                                   --------- ---------
                                                   $235,686  $171,671
                                                   ========= =========

    (1) On August 25, 2006, the Company acquired Guaranteed Auto Finance, Inc. and SHAC, Inc. (collectively doing business as "Auto Master"). Accordingly, the Consolidated Balance Sheet includes the accounts of Auto Master as of September 30, 2006. All significant intercompany accounts have been eliminated.


Revenues, Cost of Revenues and Net Revenues by Product Line
----------------------------------------------------------------------

The following tables detail revenues, cost of revenues and net revenues by product line for the three months ended September 30, 2006 and September 30, 2005 (amounts shown in thousands):

                                   Short-term/ Buy-Here/
                                     Payday     Pay-Here
                            Pawn    Advances   Automotive Consolidated
                          -------- ----------- ---------- ------------
Three Months Ended
 September 30, 2006
-------------------------

Revenues:
  Merchandise sales:
     Retail               $22,087     $     -     $6,221      $28,308
     Wholesale              8,533           -        147        8,680
  Finance and service
   charges                 12,906      18,244        329       31,479
  Other                         3         976         26        1,005
                          -------- ----------- ---------- ------------
                          $43,529     $19,220     $6,723      $69,472
                          ======== =========== ========== ============
Cost of revenues:
  Cost of goods sold:
     Retail               $12,285     $     -     $2,749      $15,034
     Wholesale              5,537           -        210        5,747
  Credit loss provision         -       5,237      1,552        6,789
  Other                         -         122          -          122
                          -------- ----------- ---------- ------------
                          $17,822     $ 5,359     $4,511      $27,692
                          ======== =========== ========== ============

Net revenues              $25,707     $13,861     $2,212      $41,780
                          ======== =========== ========== ============

Three Months Ended
 September 30, 2005
-------------------------
Revenues:
  Merchandise sales:
     Retail               $19,245     $     -     $    -      $19,245
     Wholesale              6,196           -          -        6,196
  Finance and service
   charges                 10,732      17,200          -       27,932
  Other                        32         902          -          934
                          -------- ----------- ---------- ------------
                          $36,205     $18,102     $    -      $54,307
                          ======== =========== ========== ============
Cost of revenues:
  Cost of goods sold:
     Retail               $10,593     $     -     $    -      $10,593
     Wholesale              5,042           -          -        5,042
  Credit loss provision         -       4,257          -        4,257
  Other                         -          72          -           72
                          -------- ----------- ---------- ------------
                          $15,635     $ 4,329     $    -      $19,964
                          ======== =========== ========== ============

Net revenues              $20,570     $13,773     $    -      $34,343
                          ======== =========== ========== ============


The following tables detail revenues, cost of revenues and net revenues by product line for the nine months ended September 30, 2006 and September 30, 2005 (amounts shown in thousands):

                                   Short-term/  Buy-Here
                                     Payday    Pay-Here/
                           Pawn     Advances   Automotive Consolidated
                         --------- ----------- ---------- ------------
Nine Months Ended
September 30, 2006
------------------------
Revenues:
  Merchandise sales:
     Retail              $ 65,858     $     -     $6,221     $ 72,079
     Wholesale             23,624           -        147       23,771
  Finance and service
   charges                 35,306      47,050        329       82,685
  Other                        13       2,973         26        3,012
                         --------- ----------- ---------- ------------
                         $124,801     $50,023     $6,723     $181,547
                         ========= =========== ========== ============
Cost of revenues:
  Cost of goods sold:
     Retail              $ 36,634     $     -     $2,749     $ 39,383
     Wholesale             15,721           -        210       15,931
  Credit loss provisions        -       9,776      1,552       11,328
  Other                         -         312          -          312
                         --------- ----------- ---------- ------------
                         $ 52,355     $10,088     $4,511     $ 66,954
                         ========= =========== ========== ============

Net revenues             $ 72,446     $39,935     $2,212     $114,593
                         ========= =========== ========== ============

Nine Months Ended
September 30, 2005
------------------------
Revenues:
  Merchandise sales:
     Retail              $ 56,790     $     -     $    -     $ 56,790
     Wholesale             15,432           -          -       15,432
  Finance and service
   charges                 29,255      43,131          -       72,386
  Other                       108       2,918          -        3,026
                         --------- ----------- ---------- ------------
                         $101,585     $46,049     $    -     $147,634
                         ========= =========== ========== ============
Cost of revenues:
  Cost of goods sold:
     Retail              $ 31,522     $     -     $    -     $ 31,522
     Wholesale             12,083           -          -       12,083
  Credit loss provision         -       8,856          -        8,856
  Other                         -         206          -          206
                         --------- ----------- ---------- ------------
                         $ 43,605     $ 9,062     $    -     $ 52,667
                         ========= =========== ========== ============
Net revenues             $ 57,980     $36,987     $    -     $ 94,967
                         ========= =========== ========== ============


Selected Assets by Product Line
----------------------------------------------------------------------

The following table details selected assets by product line as of September 30, 2006 and September 30, 2005 (amounts shown in thousands):

                                   Short-term/  Buy-Here
                                     Payday    Pay-Here/
                            Pawn    Advances   Automotive Consolidated
                          -------- ----------- ---------- ------------
September 30, 2006
-------------------------
Customer receivables, net
 of allowance             $34,699     $ 6,459    $30,534      $71,692
CSO loans held by
 independent third-party
 lender (1)                     -      11,457          -       11,457
                          -------- ----------- ---------- ------------
                          $34,699     $17,916    $30,534      $83,149
                          ======== =========== ========== ============

Inventories               $24,912     $     -    $ 3,106      $28,018
                          ======== =========== ========== ============

September 30, 2005
-------------------------
Customer receivables, net
 of allowance             $29,152     $ 6,598    $     -      $35,750
CSO loans held by
 independent third-party
 lender (1)                     -       9,994          -        9,994
                          -------- ----------- ---------- ------------
                          $29,152     $16,592    $     -      $45,744
                          ======== =========== ========== ============

Inventories               $21,461     $     -    $     -      $21,461
                          ======== =========== ========== ============

    (1) CSO loans outstanding are comprised of the principal portion of active CSO loans outstanding from an independent third-party lender, which are not included on the Company's balance sheet.


Store Openings
----------------------------------------------------------------------

The following tables detail store openings and closings for the three months and nine months ended September 30, 2006:

                                        Short-term/  Buy-Here/
                                 Pawn     Payday     Pay-Here   Total
                                Stores    Stores    Dealerships Stores
                               -------- ----------- ----------- ------
Three Months Ended
September 30, 2006
------------------------------
Total stores, beginning of
 period                            244         126           -    370
New stores opened                    5          15           -     20
Stores acquired                      -           -           8      8
Stores closed or consolidated        -           -           -      -
                               -------- ----------- ----------- ------
Total stores, end of period        249         141           8    398
                               ======== =========== =========== ======

Nine Months Ended
September 30, 2006
------------------------------
Total stores, beginning of
 period                            226         102           -    328
New stores opened                   24          39           -     63
Stores acquired                      -           -           8      8
Stores closed or consolidated       (1)          -           -     (1)
                               -------- ----------- ----------- ------
Total stores, end of period        249         141           8    398
                               ======== =========== =========== ======

For the three months and nine months ended September 30, 2006, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 40 kiosks located inside convenience stores in the state of Texas, which are not included in the above charts. No kiosks were opened or closed during fiscal 2006.

Unaudited Non-GAAP Financial Information - EBITDA
----------------------------------------------------------------------

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to EBITDA (amounts in thousands):

                                                 Twelve Months Ended
                                                     September 30,
                                                   2006       2005
                                                ----------- ----------

Net income                                         $29,773    $23,754
Adjustments:
    Interest expense                                   219         13
    Interest income                                   (791)      (242)
    Income taxes                                    16,812     13,730
    Depreciation and amortization                    7,299      5,386
                                                ----------- ----------
Earnings before interest, income taxes,
 depreciation and amortization                     $53,312    $42,641
                                                =========== ==========

    CONTACT: First Cash Financial Services, Inc.
             Rick Wessel, 817-505-3199
             Vice Chairman & President
             or
             Doug Orr, 817-505-3199
             Executive Vice President & Chief Financial Officer
             Email: investorrelations@firstcash.com
             Website: www.firstcash.com